Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Tennant Company (the “Company”) and Rex L. Carter (“Consultant”).

RECITALS

A.          Consultant was an employee of the company until his employment terminated on August 18, 2006.

B.           To assist the Company in transitioning to other employees the duties that Consultant performed while he was an employee of the Company, the Company wishes to retain Consultant to provide certain services and Consultant wishes to be retained for that purpose.

C.           The purpose of this Agreement is to set forth the terms and conditions of Consultant’s retention by the Company.

AGREEMENT

NOW, THEREFORE, for good valuable consideration, the adequacy of which is acknowledged, the Company and Consultant, intending to be legally bound, agree as follows:

1.           Consulting Services. During the Term (which is defined below), Consultant shall provide such advice, information, and other services as the Company may reasonably request with respect to the Company’s Global Operations and IT functions. Consultant shall not be required to perform services for more than 10 hours per week. Consultant shall perform the requested services by telephone, be e-mail, or by attendance at meetings, as Consultant and the Company may agree from time to time.

2.           Term. Consultant shall provide the services specified in Paragraph 1 above during the period that begins August 18, 2006 and ends six months later, subject to immediate earlier termination in the event of Consultant’s death, Consultant’s resignation, or Consultant’s violation of the provisions of this Agreement or of the Tennant Company and Tennant Sales and Service Company Employee Agreement that Consultant executed on or about February 27, 2006 (the “Term”).

3.           Fee. As the sole payment for the services performed by Consultant pursuant to this Agreement, the Company shall, during the Term, pay Consultant a fee of $16,666.67 per month. The fee will be paid on or about the last business day of each calendar month with the first payment to be made at the end of September and the last payment to be made at the end of February. Consultant shall be solely responsible for all applicable taxes, withholdings, and other payments due as a result of Consultant’s performing services pursuant to this Agreement, including but not limited to income tax, FICA, and unemployment tax payments.

4.           No Benefits. Consultant shall not be entitled to any benefits provided by the Company to its employees (other than any COBRA continuation rights exercised by Consultant as a former employee of the Company). No period of the Term shall be considered “service” for purposes of eligibility to share in or vest in any Company benefit plans or programs, including, but not limited to, any short-term incentive plan, long-term incentive plan, or stock award of any kind.

5.           Independent Contractor. Consultant shall be an independent contractor and not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted to establish the relationship of employer and employee between Consultant and the Company. Consultant shall not make any representations on behalf of the Company, execute or make contracts in the name of the Company, or obligate the Company in any way.

6.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the services to be provided by Consultant to the Company after the termination of Consultant’s employment by the Company. No amendment of this Agreement shall be binding upon either party unless it is made in writing and executed by both parties.

7.           Assignment. Consultant may not assign his rights or obligations to any other person without the prior written consent of the Company. The Company may assign its rights and obligations to any of its subsidiaries or to a successor in interest.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates written below.

Dated: 8-17, 2006	REX L. CARTER

/s/ Rex L. Carter

Dated: Aug 17, 2006	TENNANT COMPANY

By: /s/ Heidi M. Hoard

Its: Vice President, General Counsel